Exhibit 10
Bear, Stearns & Co., Inc. Agreement
Dated December 12, 2006

BEAR STEARNS	Bear Stearns & Co.,Inc. 383 Madison Ave. New York, New York 10179 Tel. 212-272-2000 www.bearstearns.com

December 12, 2006

Fuel Frontiers, Inc.
1101 30th St. NW
Suite 500
Washington, DC 20007

Attention:	Jack Young

Dear Mr. Young:

We are pleased to set forth the terms of the retention of Bear, Stearns & Co. Inc. ("Bear Stearns") by Fuel Frontiers, Inc. (collectively with its affiliates, the "Company") as the senior underwriter for the Company’s anticipated tax-exempt debt financing to fund a facility to produce ethanol from waste tires (“the Project”) to be located in Toms River, New Jersey.

1.	Our services under this Agreement are expected to include the following tasks (collectively, the “Assignment”):
(a)	Bear Stearns will familiarize itself with the Project and its proposed implementation, financing, construction and operation.

(b)	Bear Stearns will assist the Company in obtaining tax-exempt financing approvals.

(c)
Bear Stearns will review existing documentation, assist in the development of the new documentation and make recommendations on the terms and conditions necessary to enhance the Project's ability to be financed.

(d)
Bear Stearns will assist the Company, Bond counsel, Company counsel and Company financial advisor in preparing a disclosure document (the "Offering Memorandum") and related documentation for use in selling the Project's bonds to institutional investors.

(e)
Bear Stearns will identify likely buyers and work with the Company and its team to structure and market a tax-exempt bond issue for the Project, subject to certain conditions described in paragraph 8 below.

(f)
At the request of the Company, should the Company wish to consider financing the Project on a taxable debt basis, Bear Stearns will advise the Company as to the feasibility of seeking funds in the 144A debt market, including a briefing on disclosure and market terms and conditions.

(g)
Should the Company elect to proceed with financing the Project on a taxable debt basis, Bear Stearns will, subject to the conditions described in paragraph 8 below, assist the Company, Bond counsel, Company counsel and Company advisors to prepare an Offering Memorandum and related documentation for use in selling the Project's bonds to institutional investors in the 144A debt market.

2.
In connection with Bear Stearns’ activities on the Company’s behalf, the Company agrees to reasonably cooperate with Bear Stearns and will furnish to, or cause to be furnished to, Bear Stearns all information and data (the “Information”) concerning the Company and, to the extent available to the Company, all information and data concerning the Project, parties under contract to the Company with respect to the Project and any entities participating in the Project (collectively the “Project Participants”) which Bear Stearns deems reasonably appropriate and will provide Bear Stearns with reasonable access to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants, to the best knowledge of the Company after diligent investigation, that all Information concerning the Company made available to Bear Stearns by the Company will, at all times during the period of the engagement of Bear Stearns hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company represents and warrants that it will cooperate with Bear Stearns in obtaining financial, technical and other information with respect to the Project Participants and that all information provided to Bear Stearns by the Company with respect to the Project Participants will be derived from sources it believes are reliable, and the Company will reasonably cooperate to obtain any and all information which Bear Stearns requests in Bear Stearns’ due diligence review of the Project Participants. The Company further represents and warrants that any projections or other Information prepared or provided by the Company concerning the Project will have been prepared or provided in good faith, will be derived from sources which the Company believes to be reliable and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Bear Stearns will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Bear Stearns) without independent verification thereof by Bear Stearns or independent appraisal by Bear Stearns of any of the Company’s assets or those of any Project Participant. Bear Stearns does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, the Project Participants or any other party.

3.	In consideration of our services pursuant to this Agreement, Bear Stearns shall be entitled to receive, and the Company agrees to pay Bear Stearns, the following compensation:

(a)	On or about January 1, 2007 or at any time prior thereto,, the Company shall pay to Bear Stearns a cash fee of $100,000 to initiate its engagement hereunder.

(b)
Upon the closing of any debt offering for the Project, based on the difficulty of the transaction and the final credit quality of the Project, an amount equal to not more than two percent (2%) and not less than one and one-quarter percent (1.25%) of the initial principal amount of such debt offering.

4.
In addition to the fees described in paragraph 3 above, the Company agrees to promptly reimburse Bear Stearns, upon request from time to time, for all reasonable out-of pocket expenses incurred by Bear Stearns (including fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns with the prior consent of the Company which consent shall not be unreasonably withheld and which consent is not required in connection with the attached indemnification provisions) in connection with the matters contemplated by this Agreement; provided, however, that the Company will not be obligated to reimburse more than $5,000 (other than with respect to the attached indemnity provisions) unless Bear Stearns has obtained the consent of the Company.

5.
The Company agrees to indemnify Bear Stearns in accordance with the indemnification provisions (the "Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof and which shall survive the termination, expiration or supersession of this Agreement.

6.
Either party hereto may terminate this Agreement at any time upon 10 days written notice, without liability or continuing obligation, except as set forth in the following sentence. Neither termination of this Agreement nor completion of the Assignment shall affect: (i) any compensation earned by Bear Stearns up to the date of termination or completion, as the case may be, (ii) the reimbursement of expenses incurred by Bear Stearns up to the date of termination or completion, as the case may be, or relating to any testimony by Bear Stearns in any legal or regulatory proceeding, (iii) the provisions of paragraphs 3-15 (other than paragraph 3(b) if the Company has terminated this Agreement prior to the closing of the Transaction) inclusive, of this Agreement and (iv) the attached Indemnification Provisions that are incorporated herein, all of which shall remain operative and in full force and effect. Bear Stearns anticipates that the financing will be closed on or beforeJune30, 2007 , and will exert reasonable efforts toward such a closing. Should a closing not have occurred and Bear Stearns has not materially failed to comply with or perform any of its obligations under this Agreement, then Bear Stearns and the Company will negotiate an additional retainer or mutually acceptable termination.

7.
The validity and interpretation of this Agreement shall be governed by and enforced, and construed in accordance with, the laws of the State of New York. The Company irrevocably (a) submits to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby (each, a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

8.
This Agreement does not constitute an expressed or implied commitment or undertaking on the part of Bear Stearns to provide any part of the Financing and does not ensure the successful arrangement or completion of the Financing or any portion thereof. Notwithstanding any oral representations or assurances previously or subsequently made by the parties, Bear Stearns’ willingness to underwrite or arrange any offering or placement of securities or otherwise participate in the Financing is subject to (a) satisfactory completion of due diligence as to the Company, the Project, the Project Participants and the Financing, (b) execution and delivery of satisfactory definitive documentation (including, but not limited to, the Offering Memorandum and a final, definitive underwriting agreement, purchase agreement or placement agency agreement, as the case may be, in Bear Stearns’ standard form, containing customary representations, warranties, covenants, indemnification provisions and closing conditions), (c) the satisfaction of all conditions set forth in such documentation, as well as the absence of any events set forth therein which would constitute a default of potential default thereunder or permit the termination thereof, and (d) the receipt of (i) any required Bear Stearns’ internal approvals and (ii) such legal opinions of Company counsel as may be deemed appropriate by Bear Stearns.

9.
The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10.
EACH OF THE COMPANY AND BEAR STEARNS (AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF THEIR RESPECTIVE EQUITY HOLDERS AND CREDITORS) HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION. . Each of the Company and Bear Stearns hereby certifies that no representative or agent of the other party has represented expressly or otherwise that such party would not seek to enforce the provisions of this waiver. Further, each of the Company and Bear Stearns acknowledges that each party has been induced to enter this Agreement by, inter, alia, the provisions of this paragraph.

11.
This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understanding relating to the matters provided for herein. No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party.

12.
If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

13.
Each party hereto has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary action on the part of each party hereto and is duly executed and delivered by each party and constitutes a legal, valid and binding agreement of each party, enforceable in accordance with its terms. Each party has received such external approvals to enter into this Agreement as may be required under applicable law.

14.
This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of paragraphs 5 and 9 and the Indemnification Provisions hereof. The Company acknowledges and agrees that Bear Stearns: (a) is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to any person, including any Project Participant (other than the Company) by virtue of this Agreement or the retention of Bear Stearns hereunder, all of which are hereby expressly waived; (b) is being retained to assist the Company in connection with the Assignment; (c) is not being retained to advise the Company as to the underlying business decision to consummate any transaction; and (d) is acting as an independent contractor. The Company also agrees that Bear Stearns shall not have any liability (including without limitation, liability for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements resulting from any negligent act or omission of Bear Stearns, whether direct or indirect, in contract, tort or otherwise) to the Company or to any person claiming through the Company for or in connection with the engagement of Bear Stearns, this Agreement or the transactions contemplated hereby except and only to the extent of its willful misconduct or gross negligence. The Company acknowledges that Bear Stearns was induced to enter into this Agreement by inter, alia, the provisions of this paragraph.

15.
All opinions and advice (written or oral) given by Bear Stearns to the Company in connection with Bear Stearns’ engagement hereunder are intended solely for the benefit and use of the Company and no such opinion or advice shall be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose, nor shall any public references to Bear Stearns be made by the Company without the prior written consent of Bear Stearns; provided, however, that nothing in this Paragraph 15 shall be construed to prevent the Company from making necessary disclosures required by law..

16.
Bear Stearns is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the course of its activities, Bear Stearns or its affiliates may hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of customers in debt or equity securities or senior loans of one or more Project Participants or affiliated entities.

17.
For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

BEAR, STEARNS & CO. INC.

Date:	By:	/s/
Senior Managing Director

Confirmed and Agreed to: this _______day of

Fuel Frontiers, Inc.

By:

Name: Title:

INDEMNIFICATION PROVISIONS

The Company agrees to indemnify and hold harmless Bear Stearns, to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards, and other liabilities (collectively, “Liabilities”), and will fully reimburse Bear Stearns for any and all reasonable fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration, and whether or not Bear Stearns is a party (collectively, “Actions”) (including any and all legal and other Expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) any act or omission by the Company in connection with the agreement dated November __, 2006 between Bear Stearns and the Company, as it may be amended from time to time (the "Agreement"), or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any Information furnished by the Company to Bear Stearns, any court or governmental or regulatory agency, commission or instrumentality or any prospective financing source; provided, however, such indemnity agreement shall not apply to any portion of any such Liability or Expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of Bear Stearns.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to Bear Stearns or the persons indemnified below in this sentence and shall extend to the following: The Bear Stearns Companies Inc., Bear, Stearns & Co. Inc., their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws). All references to Bear Stearns in these Indemnification Provisions shall be understood to include any and all of the foregoing. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

If any Action is commenced, as to which Bear Stearns proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by Bear Stearns to notify the Company shall not relieve the Company from its obligations hereunder unless the Company has been adversely affected by Bear Stearns’ failure to so notify the Company. Bear Stearns shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the Expenses of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Bear Stearns made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Bear Stearns, which consent shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in any Action in respect of which indemnification may be sought hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Bear Stearns, on the other hand, shall contribute to the Liabilities and Expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Bear Stearns, on the other hand, and also the relative fault of the Company, on the one hand, and Bear Stearns, on the other hand, in connection with the statements, acts or omissions which resulted in such Liabilities and Expenses and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Bear Stearns shall not be obligated to contribute any amount pursuant to this paragraph that exceeds the amount of fees previously received by Bear Stearns or which at the time such contribution is required Bear Stearns is entitled to receive pursuant to the Agreement.

Neither termination nor completion of the engagement of Bear Stearns referred to above shall affect these Indemnification Provisions which shall remain operative and in full force and effect.